Filing pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-102939

                  PROSPECTUS SUPPLEMENT NO 2. DATED May 2, 2003

                       (TO PROSPECTUS DATED April 4, 2003)

                                2,000,000 SHARES

                               FONAR CORPORATION

                                  COMMON STOCK

This prospectus supplement relates to the plan of distribution pursuant to which we will issue up to 2,000,000 shares of our common stock. See "Plan of Distribution" below for a more detailed description of this plan. These 2,000,000 shares are part of the 5,000,000 registered under Registration Statement No. 333-102939 and covered by the accompanying prospectus.

You should read this prospectus supplement along with the accompanying prospectus. These documents contain information you should consider when making your investment decision. You should rely only on information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of this document.

The prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              PLAN OF DISTRIBUTION

We may issue up to 2,000,000 shares of our common stock covered by the accompanying prospectus by issuing them directly to vendors, suppliers of goods and services or other creditors in lieu of cash. This is in addition to the 1,000,000 shares of our common stock also covered by the accompanying prospectus, which were issued under the plan of distribution described in prospectus supplement number one. The recipients of the shares would receive a number of shares having a market value of the amount to be paid as of the date of issuance of the shares. The recipients would credit our account with them with the net proceeds they receive from the sale of the shares. Net proceeds for these purposes means the sales price received for the shares less the sellers' brokerage commissions and other costs of sale, if any. To the extent the recipient is underpaid, we may issue additional shares or pay the balance in cash. To the extent the recipient is overpaid, we will receive a credit to our account with the recipient.

The principal purposes of issuing these shares is to pay vendors and suppliers for the parts and services necessary for us to make timely delivery of MRI scanning systems, to accelerate our production rate in order to reduce per unit manufacturing costs and for advertising and marketing expenses. Management will have broad discretion in the use of the shares.

                           MARKET FOR OUR COMMON STOCK

Our common stock is listed on the NASDAQ Small Cap Market under the symbol "FONR". On May 1, 2003 our closing price of one share of common stock was $0.96 As of May 1, 2003, we had 80,077,973 shares of common stock outstanding.

                       WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus.

The documents we incorporate by reference and where you can find additional filings and information concerning Fonar are set forth in the prospectus beginning on page 14.